EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation or Organization
Insight Midwest, L.P.	Delaware
Insight Capital, Inc.	Delaware
Insight Communications Midwest, LLC	Delaware
Insight Midwest Holdings, LLC	Delaware
Insight Communications of Kentucky, L.P.	Delaware
Insight Kentucky Partners I, L.P.	Delaware
Insight Kentucky Partners II, L.P.	Delaware
Insight Kentucky Capital, LLC	Delaware
Coaxial Communications of Central Ohio, Inc.	Ohio
Insight Communications of Central Ohio, LLC	Delaware